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                                                                       EXHIBIT 8


               [Letterhead of Goodsill Anderson Quinn & Stifel]


                                March 20, 1997


Hawaiian Electric Company, Inc.
900 Richards Street
Honolulu, Hawaii  96813

HECO Capital Trust I
c/o The Bank of New York
101 Barclay Street, 21st Floor
New York, New York  10286


            Re: HECO Capital Trust I's issuance and sale of ___% Cumulative Quarterly Income Preferred Securities
                  ------------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel with respect to federal income tax matters to Hawaiian Electric Company, Inc., a Hawaii corporation (the "Company"), and HECO Capital Trust I, a statutory business trust organized under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the preparation and filing by the Company and the Trust with the Securities and Exchange Commission of a Registration Statement on Form S-3 (Registration Nos. 333-20757 and 333-20757-01) (as amended, the "Registration Statement")/1/ under the Securities Act of 1933 with respect to the issuance and sale of (i) the Preferred Securities of the Trust (the "QUIPS"), (ii) the Company's Junior Subordinated Deferrable Interest Debentures (the "QUIDS"), (iii) the Company's guarantee with respect to the QUIPS (the "Trust Guarantee"), and (iv) the Company's guarantees of debentures of its wholly-owned subsidiaries (the "Subsidiary Guarantees").

          In rendering our opinions, we have reviewed and relied upon (i) the facts set forth in the Registration

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/1/  Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.
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Hawaiian Electric Company, Inc.
HECO Capital Trust I
Page 2

Statement, (ii) the forms of the Trust Agreement, the HECO Indenture, the QUIPS, the QUIDS, the Trust Guarantee and the Subsidiary Guarantees, each filed as an exhibit to the Registration Statement, and (iii) certain representations made by officers of the Company and certain of its subsidiaries.


          On the basis of the foregoing, and assuming that the Trust is formed and will be maintained in compliance with the terms of the Trust Agreement, we hereby confirm our opinions set forth in the Registration Statement under the caption "Certain Federal Income Tax Considerations," subject to the qualifications set forth therein.

          We express no opinion with respect to the transactions described in the Registration Statement other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the QUIPS and the QUIDS or transactions of the type described in the Registration Statement, and that our opinions are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that if challenged, the opinions set forth in the Registration Statement would be sustained by a court with jurisdiction in a properly presented case.

          Our opinions are based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and other relevant authorities, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described in the Registration Statement.

          We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.
In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                      /s/ Goodsill Anderson Quinn & Stifel